Exhibit 99.1
FOR IMMEDIATE RELEASE
CPI AEROSTRUCTURES ANNOUNCES 2008 SECOND QUARTER RESULTS;
MANAGEMENT AFFIRMS 2008 GUIDANCE AND PROVIDES LONG-TERM OUTLOOK FOR 2009 THROUGH 2011
Year-to-Date Contracts Total $39 Million, Up 143% From Same Period In 2007
Edgewood, NY — August 12, 2008 — CPI Aerostructures, Inc. (“CPI Aero®”) (AMEX: CVU) today announced results for the second quarter and six months ended June 30, 2008.
Second Quarter 2008 vs. 2007
•	Revenue increased 22% to $9,128,406 from $7,490,669;

•	Gross margin was 22% compared to 29%;

•	Pre-tax income was $552,812, compared to $926,448; and,

•	Net income was $369,812, or $0.06 per diluted share, compared to $575,448, or $0.10 per diluted share.
First Half 2008 vs. 2007
•	Revenue increased 31% to $16,919,160 from $12,962,637;

•	Gross margin was 23% as compared to 27%;

•	Pre-tax income was $1,189,776 compared to $1,361,637; and,

•	Net income was $789,776 or $0.13 per diluted share, compared to $843,637 or $0.14 per diluted share.
Edward J. Fred, CPI Aero’s President & CEO, stated, “As expected, our gross margin for the second quarter and first half of 2008 reflects the commencement of various long-term programs that tend to be less profitable in the early stages. This is because of significant costs in both labor and materials as we perform planning and engineering necessary to build the initial units for customer approval before we proceed with large scale production. As we transition into the production phase, we benefit from purchasing and labor economies, which should be increasingly evident in the years to come due to the operating leverage that comes with volume.”
Mr. Fred continued, “We also want to point out that included in selling, general and administrative expense (“SG&A”) for the first and second quarters of 2008 was approximately $160,000 and $300,000, respectively, of non-cash share based compensation. This compensation is predominantly comprised of board of directors’ fees, which are required to be expensed immediately upon issuance of stock options. These fees will not recur in the second half of the year, therefore SG&A will be significantly lower than in the first half of the year.”
He noted, “We remain confident in our ability to achieve 2008 revenue of $35 million, a 25% increase over 2007, and net income of approximately $2.6 million, a year-over-year increase of 37%.”
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CPI Aero News Release	Page 2
August 12, 2008
Discussing new awards, Mr. Fred noted, “Total year-to-date awards amounted to $39 million, compared to $16 million for the same period last year, a 143% increase. Of this year’s amount, $34.7 million represents subcontract awards ($30.8 million military subcontract awards and $3.9 million commercial subcontract awards) from major aerospace companies, compared to $11.6 million of subcontract awards for the same period of 2007. Year-to-date contract awards have already surpassed 2007 total awards of $37.7 million. This is a testament to the excellent quality and timeliness of the assemblies that we have already provided to our customers who have awarded us with several significant new contracts and follow-on orders.”
He continued, “Importantly, the size and duration of these contracts as well as the stature of the companies that awarded them give us confidence in CPI Aero’s long-term growth prospects.” Among the major recent awards:
•	A long-term requirements contract of approximately $70 million from The Boeing Company to provide assemblies for 242 enhanced wings for the A-10 “Thunderbolt” attack jet. The initial orders under this contract were for $13.2 million.

•	An initial order of $7.9 million as part of a $98 million agreement by a leading global aerospace and defense company to provide structural kits for an in-production aircraft. The 8-year agreement has the potential to generate up to $150 million in revenue to CPI Aero over the life of the program.

•	A long-term multi-million dollar contract from Spirit AeroSystems for major aerostructure assemblies for the Gulfstream G650 aircraft for which CPI will build fixed leading edge assemblies. This contract should be a very significant revenue generator for us in the years to come.
Mr. Fred noted, “There are also a number of Sikorsky programs that represent repeat business like the Hover Infra Red Reduction System (HIRRS) module assemblies, for use on the UH-60 BLACK HAWK helicopter as well as programs that have extremely large requirements and therefore offer follow-on order potential such as the awards for the S-92® helicopter.”
Mr. Fred continued, “Even with the large contract awards announced recently, we still had approximately $231 million in formalized bids outstanding as of July 31, 2008, and we continue to make bids on contracts on a weekly basis.”
CPI Aero Provides Longer-Term Outlook
Mr. Fred continued, “It is important that I point out the distinction, and explain the long-term impact these aforementioned programs will have on CPI Aero’s future. Unlike the C-5 TOP contract that the Company was awarded back in 2004, these contracts are not IDIQ (Indefinite Delivery, Indefinite Quantity) awards. For some of these programs, the U.S. Government (in the case of the A-10 and the in-production aircraft) has established a requirement for continued production, or a complete modification of certain structure, and has a funding and delivery plan in place. These programs should be viewed as being extremely similar to the Company’s T-38 program, which has been funded consistently since 2001, and is our most successful program to date. The only real difference is that we are supplying structural parts to major defense companies instead of directly to the Department of Defense. It is anticipated that these programs will be fully funded as outlined by the USG.
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August 12, 2008
“While the Spirit program differs slightly in that it is a new production aircraft being produced by Gulfstream, one has to look at the initial interest in this plane. Never in the history of the executive/corporate jet industry has the public expressed this type of enthusiasm for an executive jet. Over 500 initial orders have been received, which gives us confidence that this too will become a very successful program for CPI Aero.
“Lastly, our relationship with Sikorsky grows stronger every day, and we look forward to a very fruitful future for both companies. Sikorsky is one of the most highly respected helicopter manufacturers in the world, and it is an honor that CPI Aero’s abilities are being recognized through increased contract awards and the confidence that Sikorsky has shown in us.
“Because of these factors, we have greater visibility into our customers’ delivery schedules, and as a result, our revenue and profits going forward. Understanding that forecasts may change due to adjustments in customer requirements, based on the most current long-term information we have available, CPI Aero projects 2009 revenue to be in the range of $42 million to $45 million, with resulting net income in the range of $3.9 million to $4.3 million. Additionally, CPI Aero projects that, using 2008 as the baseline, and for the three-year period ending in 2011, we will achieve a compounded annual growth rate for revenue in the range of 30% to 35%, with a resulting compounded annual growth rate for net income in the range of 50% to 60%.”
Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Tuesday, August 12, 2008 at 11:00 am EDT to discuss second quarter results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 706-679-3079. Please call in 10 minutes before the scheduled time and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”. Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days. We suggest listeners use Microsoft Explorer as their browser.
CPI Aero is engaged in the contract production of structural aircraft parts for the U.S. Air Force, other branches of the armed forces and leading prime defense contractors. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet, UH-60 BLACK HAWK helicopter, the Sikorsky S-92 helicopter, the MH-60S mine countermeasure helicopter, and the Gulfstream G650. CPI Aero is included in the Russell Microcap® Index.
The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended March 31, 2008.
CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
CPI Aero	Investor Relations Counsel:
Vincent Palazzolo	The Equity Group Inc.
Chief Financial Officer	Lena Cati (212) 836-9611
(631) 586-5200	Linda Latman (212) 836-9609
www.cpiaero.com	www.theequitygroup.com
(See Accompanying Tables)

CPI Aero News Release	Page 4
August 12, 2008
CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenue	$9,128,406	$7,490,669	$16,919,160	$12,962,637
Income before provision for income taxes	552,812	926,448	1,189,776	1,361,637
Provision for income taxes	183,000	351,000	400,000	518,000

Net income	$369,812	$575,448	$789,776	$843,637

Earnings per common share — basic	$0.06	$0.10	$0.13	$0.15

Earnings per common share — diluted	$0.06	$0.10	$0.13	$0.14

Shares used in computing earnings per common share:
Basic	5,975,408	5,691,811	5,925,655	5,596,963
Diluted	6,246,953	6,026,829	6,211,406	5,908,891

Balance Sheet Highlights	6/30/08	12/31/07

Cash	$206,891	$338,391

Total current assets	37,946,251	35,575,822

Total assets	39,212,135	36,600,572

Total current liabilities	6,806,764	6,858,854

Working capital	31,139,487	28,716,968

Short-term debt	615,269	1,103,701

Long-term debt	—	—

Shareholders’ Equity	32,213,022	29,603,514

Total Liabilities and Shareholders’ Equity	$39,212,135	$36,600,572
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